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                     December 21, 2022

       Michael Jordaan
       Chairman
       Newcourt Acquisition Corp
       2201 Broadway, Suite 705
       Oakland, California 94612

                                                        Re: Newcourt
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 6,
2022
                                                            File No. 001-40929

       Dear Michael Jordaan :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Ari Edelman